___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2013

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2013, Fuelstream, Inc. (the “Company”) entered into a Settlement Agreement (“Settlement Agreement”) and agreed to convert various loans and promissory notes in the collective amount of $938,000 into an aggregate of 5,980,000 shares of common stock of the Company. Pursuant to the Settlement Agreement, Julian and Manual Leyva, the recipients of 2,600,000 of these shares, have agreed to dismiss their complaint against the Company and its subsidiaries with prejudice.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 above, On August 29, 2013, the Company entered into the Settlement Agreement, as well as agreements with various of its creditors, the result of which was the extinguishment of loans and promissory notes in the collective amount of $938,000 into an aggregate of 5,980,000 shares of the Company’s common stock.

With respect to the transactions noted above. Each of the recipients of shares of the Company in exchange for the loans and notes described above is an accredited investor, or is considered by the Company to be a “sophisticated person”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving the Shares in lieu of cash. No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.

Date: September 3, 2013	By:	/s/ Robert Catala
Robert Catala Chief Executive Officer